Exhibit 99.1

Kaiser Aluminum Corporation Reports
First Quarter 2014 Financial Results

First Quarter 2014 Highlights:

•	Net Sales $335 Million; Value Added Revenue $186 Million

◦	Record Heat Treat Plate and Automotive Extrusion Shipments

◦	Seasonal Improvement in General Engineering Demand

•	Operating Income $32 Million; Adjusted EBITDA $37 Million; EBITDA Margin 20%

◦	Underlying Sales Impact and Manufacturing Efficiency Similar to 2H13 Run-Rate

◦	~$5 Million Higher Costs Compared to 2H13 Run-Rate; Weather-Related Energy Costs and First Quarter Full Year Employee Benefits Accruals

•	Full Year 2014 Outlook Unchanged

FOOTHILL RANCH, Calif., April 23, 2014 - Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $16 million or $0.85 earnings per diluted share for the first quarter 2014 compared to $34 million or $1.73 earnings per diluted share for the first quarter 2013. The first quarter 2013 included the benefit of revenue related to a $4.5 million payment from a customer in lieu of fulfilling minimum volume obligations under a multi-year contract and an $8 million Canadian tax benefit. Excluding the impact of non-run-rate items and the Canadian tax benefit, adjusted net income was $13 million or $0.72 per diluted share for the first quarter 2014 compared to adjusted net income of $20 million or $1.03 per diluted share for the prior year first quarter.

Value added revenue of $186 million for the first quarter 2014 was comparable to $187 million for the prior year first quarter which included the $4.5 million of revenue related to the customer payment referenced above. Compared to the second half 2013 run-rate, value added revenue in the first quarter 2014 was up $4 million reflecting record heat treat plate and automotive extrusions shipments and seasonal improvement in demand for general engineering products.

Adjusted consolidated EBITDA was $37 million or 20% of value added revenue for the first quarter 2014 compared to $48 million or 26% of value added revenue for the prior year quarter. The $11 million quarter-over-quarter change reflected:

•	$4.5 million customer payment recognized in the prior year quarter,

•	$3 million of higher planned major maintenance expenses,

•	$2 million higher energy costs, and

•	$2 million related to lower pricing on heat treat plate, partially offset by higher volume and improved underlying costs.

Compared to the second half 2013 run-rate, adjusted consolidated EBITDA for the first quarter 2014 was down approximately $5 million due to incremental costs in the first quarter comprised of:

•	$3 million annual “front-loaded” benefit accruals and

•	$2 million higher weather related energy costs.
Relative to the second half, the negative impact from pricing pressure on heat treat plate was largely offset by higher volume and improved underlying costs.

Summary

 “The first quarter 2014 results reflected record heat treat plate and automotive extrusion shipments as we continued to benefit from investments we have made in recent years to increase capacity, improve efficiency and quality, and expand our product offering,” said Jack A. Hockema, President, CEO and Chairman. “Our manufacturing efficiency, while similar to the second half of 2013, showed modest improvement as we experienced less interference from the construction projects at our Spokane (Trentwood), Washington facility. Our Phase 5 heat treat plate expansion to provide expanded capacity as well as greater operating efficiencies was completed late last year. The equipment is ramping up and the initial benefits we have experienced are encouraging. The new casting facility is nearing completion and will be commissioned during the second quarter, providing increasing benefits in the latter half of the year."

“As we had anticipated, pricing pressure on heat treat plate was largely offset by higher volume and improved underlying costs when compared to the second half 2013 run-rate. Although we incurred incremental costs in the quarter related to higher weather-related energy expenses and annual employee benefit accruals compared to the second half 2013 run-rate, these costs are not anticipated to continue into the second quarter," said Mr. Hockema.

First Quarter 2014 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarterly
	1Q14	4Q13	3Q13	2Q13	1Q13

Shipments (millions of lbs)	152	137	141	145	140

Net Sales	$335	$311	$320	$329	$337
Less Hedged Cost of Alloyed Metal	$(150)	$(131)	$(138)	$(145)	$(150)
Value Added Revenue	$186	$181	$182	$184	$187

Realized Price per Pound ($/lb)
Net Sales	$2.21	$2.27	$2.27	$2.26	$2.41
Less Hedged Cost of Alloyed Metal	$(0.99)	$(0.95)	$(0.98)	$(1.00)	$(1.07)
Value Added Revenue	$1.22	$1.32	$1.29	$1.26	$1.34

Adjusted[1]
Operating Income	$29	$34	$34	$37	$41
EBITDA[2]	$37	$42	$40	$44	$48
EBITDA Margin[3]	19.7%	23.0%	22.2%	24.0%	25.6%
Net Income	$13	$16	$17	$17	$20
EPS, Diluted	$0.72	$0.85	$0.90	$0.91	$1.03

As Reported
Operating Income	$32	$42	$42	$40	$50
Net Income	$16	$27	$25	$19	$34
EPS, Diluted	$0.85	$1.44	$1.34	$0.98	$1.73

1    Adjusted numbers exclude non-run-rate items
2    EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization
3    EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue
*Please refer to GAAP financial statements
Totals may not sum due to rounding

Consolidated operating income excluding the impact of non-run-rate items decreased to $29 million in the first quarter 2014, compared to the prior year quarter of $41 million, which included the $4.5 million customer payment. First quarter 2014 adjusted consolidated operating income compared to the prior year first quarter reflected approximately $7 million of higher costs as previously noted. Consolidated operating income as reported in the first quarter 2014 and 2013 included approximately $3 million and $9 million of non-run-rate gains, respectively.

During the quarter, uses of cash included $16 million for the 2013 accrued VEBA contribution and $15 million in capital spending primarily related to the completion of the Company’s Phase 5 heat treat plate expansion and ongoing construction of the new casting facility at its Spokane (Trentwood), Washington facility. In addition, the Company returned approximately $20 million in cash to shareholders through quarterly dividends and share repurchases. Total cash and cash equivalents and short-term investments at March 31, 2014 were approximately $290 million.

Outlook

“Overall, our outlook for 2014 remains unchanged. We continue to anticipate the supply chain inventory overhang for aerospace plate will persist throughout 2014. While we expect modest improvement in our plate shipments this year compared to 2013, we will also continue to be impacted by pricing pressure on these products. As demonstrated in our first quarter results, we expect further increases in automotive extrusion shipments and value added revenue as new programs launch throughout the year. In addition, we anticipate improving cost efficiencies as we progress through the year as we benefit from our Phase 5 heat treat plate expansion and the new casting complex,” stated Mr. Hockema.

“Looking beyond 2014 we remain very positive and anticipate continued long-term growth in our overall value added revenue and adjusted EBITDA margin driven by strong demand for aerospace and automotive applications and an improving underlying cost structure,” stated Mr. Hockema. “As the aerospace supply chain inventory overhang abates, we expect to realize the full benefits from strong secular demand fundamentals for our aerospace and automotive applications. Our focus on organic investments in capacity, capability, quality, and enhanced operating efficiencies will continue to serve us well and will allow us to capture further opportunities for profitable growth in these end market applications. Lastly, we remain committed to maintaining financial strength and flexibility so that we may invest and capitalize on organic and acquisition opportunities to further enhance shareholder returns.”

Conference Call

Kaiser Aluminum Corporation will host a conference call on April 24, 2014, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2014 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 337-8198, and accessed internationally at (719) 325-2308.
A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) material adverse changes in economic or industry conditions generally, including global financial markets; (b) the Company’s inability to achieve the level of growth or other benefits anticipated by management, including those anticipated from the Company’s acquisitions and other strategic investments, as well as its ability to participate in anticipated new automotive programs expected to launch in the future; (c) increases in the Company’s costs, including the cost of energy, raw materials and freight costs, which it is unable to pass through to its customers; (d) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (e) the Company's ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (f) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (g) unfavorable changes in laws or regulations that impact the Company’s operations and results; (h) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2013. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations Contact:                    Public Relations Contact:
Melinda C. Ellsworth                         Dave Quast
Kaiser Aluminum Corporation                    FTI Consulting
(949) 614-1757                             (213) 452-6348

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)

	Quarter Ended
	March 31,
	2014	2013

Net sales	$335.1	$337.4
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	282.9	263.6
Unrealized (gains) losses on derivative instruments	(2.0)	0.7
Depreciation and amortization	7.4	7.0
Selling, administrative, research and development, and general:
Selling, administrative, research and development, and general	20.3	21.7
Net periodic pension benefit income relating to VEBAs (includes accumulated other comprehensive income reclassifications related to VEBA of $2.5 and $1.4 for the quarters ended March 31, 2014 and March 31, 2013, respectively)	(5.6)	(5.6)
Total selling, administrative, research and development, and general	14.7	16.1
Total costs and expenses	303.0	287.4
Operating income	32.1	50.0
Other (expense) income:
Interest expense	(8.8)	(9.3)
Other income, net (includes accumulated other comprehensive income reclassifications for realized gains on available for sale securities of $0.1 and $0.4 for the quarters ended March 31, 2014 and March 31, 2013, respectively)	1.9	1.0
Income before income taxes	25.2	41.7
Income tax provision (includes aggregate income tax expense from reclassification items of $(0.9) and $(0.4) for the quarters ended March 31, 2014 and March 31, 2013, respectively)	(9.4)	(8.2)
Net income	$15.8	$33.5

Earnings per common share, Basic:
Net income per share	$0.88	$1.75
Earnings per common share, Diluted:
Net income per share	$0.85	$1.73
Weighted-average number of common shares outstanding (in thousands):
Basic	17,921	19,143
Diluted	18,514	19,366

1	Please refer to the Company's Form 10-Q for the quarter ended March 31, 2014, for additional detail regarding the items in the table.

2	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION
(Unaudited)

	Quarter Ended
	March 31,
	2014	2013
	(In millions of dollars, except shipments and average sales price)
Shipments (mm lbs)	151.8	140.0
Average Realized Third-Party Sales Price (per pound)[1]	$2.21	$2.41
Net Sales	$335.1	$337.4

Operating Income (Loss):
Fabricated Products[2,3]	$35.4	$55.2
All Other[4]	(3.3)	(5.2)
Total Operating Income	$32.1	$50.0
Income tax provision	$(9.4)	$(8.2)
Net Income	$15.8	$33.5
Capital Expenditures	$15.4	$9.3

1
Average realized prices for our Fabricated Products segment are subject to fluctuations due to changes in product mix and underlying primary aluminum prices, and are not necessarily indicative of changes in underlying profitability.

2	Operating results in the Fabricated Products segment for the quarter ended March 31, 2014 included a charge of $1.8 as a result of decrementing a prior year, higher cost LIFO layer.

3
Fabricated Products segment results include non-cash mark-to-market gains (losses) on primary aluminum, natural gas, electricity and foreign currency hedging activities totaling $2.0 and $(0.7) for the quarters ended March 31, 2014 and March 31, 2013, respectively.

4	Operating results in All Other include VEBA net periodic pension benefit income of $5.6 for both quarters ended March 31, 2014 and March 31, 2013, respectively.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$185.6	$169.5
Short-term investments	104.5	129.5
Receivables:
Trade, less allowance for doubtful receivables of $0.8 at March 31, 2014 and December 31, 2013	123.5	119.8
Other	11.7	13.4
Inventories	203.1	214.4
Prepaid expenses and other current assets	48.6	44.2
Total current assets	677.0	690.8
Property, plant, and equipment – net	436.7	429.3
Net asset of VEBAs	414.1	406.0
Deferred tax assets – net (including deferred tax liability relating to the VEBAs of $155.4 at March 31, 2014 and $152.4 at December 31, 2013)	59.2	69.1
Intangible assets – net	33.3	33.7
Goodwill	37.2	37.2
Other assets	108.5	104.8
Total	$1,766.0	$1,770.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72.3	$62.9
Accrued salaries, wages, and related expenses	33.2	42.7
Other accrued liabilities	37.1	44.8
Short-term capital lease	0.2	0.2
Total current liabilities	142.8	150.6
Deferred tax liability	1.2	1.2
Long-term liabilities	149.0	146.4
Long-term debt	390.7	388.5
Total liabilities	683.7	686.7
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2014 and December 31, 2013; no shares were issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2014 and at December 31, 2013; 21,171,683 shares issued and 18,030,600 shares outstanding at March 31, 2014; 21,103,700 shares issued and 18,147,017 shares outstanding at December 31, 2013	0.2	0.2
Additional paid in capital	1,023.6	1,023.1
Retained earnings	243.2	233.8
Treasury stock, at cost, 3,141,083 shares at March 31, 2014 and 2,956,683 shares at December 31, 2013, respectively	(164.9)	(152.2)
Accumulated other comprehensive loss	(19.8)	(20.7)
Total stockholders’ equity	1,082.3	1,084.2
Total	$1,766.0	$1,770.9

1 Please refer to the Company's Form 10-Q for the quarter ended March 31, 2014 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarterly
	1Q14	4Q13	3Q13	2Q13	1Q13

GAAP operating income	$32.1	$41.6	$41.6	$40.1	$50.0
Mark-to-market (gains) losses	(2.0)	(4.1)	(1.5)	4.2	0.7
Other operating NRR income items[1,2]	(1.0)	(3.1)	(6.6)	(7.3)	(9.7)
Operating income, excluding operating NRR items	29.1	34.4	33.5	37.0	41.0
Depreciation and Amortization	7.4	7.2	6.9	7.0	7.0
Adjusted EBITDA[3]	$36.5	$41.6	$40.4	$44.0	$48.0

GAAP net income	$15.8	$27.3	$25.4	$18.6	$33.5
Operating NRR Items	(3.0)	(7.2)	(8.1)	(3.1)	(9.0)
Non-Operating NRR Items[4]	(0.9)	(2.1)	(2.2)	0.9	(0.4)
Tax impact of above NRR Items	1.4	3.5	3.9	0.8	3.6
NRR tax benefit	—	(5.4)	(1.9)	—	(7.8)
Adjusted net income	$13.3	$16.1	$17.1	$17.2	$19.9

GAAP earnings per diluted share[5]	$0.85	$1.44	$1.34	$0.98	$1.73
Adjusted earnings per diluted share[5]	$0.72	$0.85	$0.90	$0.91	$1.03

1    Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit income related to the VEBAs, adjustments to plant-level LIFO, environmental expenses, and workers' compensation benefit/cost due to discounting.

2    NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

3    Adjusted EBITDA equals operating income excluding operating non-run-rate items, plus depreciation and amortization.

4    Non-Operating NRR Items do not contribute to Reported Operating Income and represent the mark-to-market of convertible bond related financial derivatives.

5    Diluted shares for EPS calculated using treasury method.